Exhibit 3.1

AMENDMENT No. 1 TO THE

AMENDED AND RESTATED BYLAWS OF

MWI VETERINARY SUPPLY, INC.

A Delaware Corporation

This is an Amendment, dated July 30, 2007 (the “Amendment”) to the Amended and Restated Bylaws of MWI VETERINARY SUPPLY, INC., a Delaware corporation (the “Company”), which were adopted on July 27, 2005 (the “Bylaws”).

Background

The Board of Directors of the Company wishes to amend the Bylaws to allow for the issuance, recordation and transfer of its shares by electronic or other means not involving any issuance of certificates.

Amendment

1.                                       The title of Article VII of the Bylaws is hereby amended by replacing the term “Certificates of Stock” with the term “Capital Stock.”

2.                                       Section 1, Section 2 and Section 3 of Article VII of the Bylaws are hereby amended and restated in their entirety as follows:

“Section 1.                                      Form.  Shares of the capital stock of the Corporation may be certificated or uncertificated, as provided under the General Corporation Law of the State of Delaware.  Every holder of stock in the Corporation shall be entitled upon written request to the transfer agent or registrar of the Corporation to have a certificate, signed by, or in the name of the Corporation by (i) the Chairman of the Board, if any, the President or a Vice President and (ii) the Secretary or an Assistant Secretary of the Corporation, certifying the number of shares owned by such stockholder in the Corporation.  If such a certificate is countersigned (1) by a transfer agent or an assistant transfer agent other than the Corporation or its employee or (2) by a registrar, other than the Corporation or its employee, the signature of any such Chairman of the Board, President, Vice President, Secretary or Assistant Secretary may be facsimiles.  In case any officer(s) who have signed, or whose facsimile signature(s) have been used on, any such certificate(s) shall cease to be such officer(s) of the Corporation whether because of death, resignation or otherwise before such certificate(s) have been delivered by the

Corporation, such certificate(s) may nevertheless be issued and delivered as though the person or persons who signed such certificate(s) or whose facsimile signature(s) have been used thereon had not ceased to be such officer(s) of the Corporation.  All certificates for shares shall be consecutively numbered or otherwise identified.  The name of the person to whom either certificated or uncertificated shares are issued, with the number of shares and date of issue, shall be entered on the books of the Corporation.  Notwithstanding any other provision in these Bylaws, the Corporation may adopt a system of issuance, recordation and transfer of its shares by electronic or other means not involving any issuance of certificates, including provisions for notice to purchasers in substitution for any required statements or certificates, and as may be required by applicable law, which system has been approved by the Securities and Exchange Commission.  Any system so adopted shall not become effective as to issued and outstanding certificated securities until the certificates therefore have been surrendered to the Corporation.”

“Section 2.                                      Transfer.    Shares of stock of the Corporation shall only be transferred on the books of the Corporation by the holder of record thereof or by such holder’s attorney duly authorized in writing, (i) if such shares are certificated, upon surrender to the Corporation of the certificate(s) for such shares endorsed by the appropriate person(s), with such evidence of the authenticity of such endorsement, transfer, authorization, and other matters as the Corporation may reasonably require, and accompanied by all necessary stock transfer stamps, or (ii) upon proper instructions from the holder of uncertificated shares.  In the event of such transfer of certificated shares, it shall be the duty of the Corporation to issue a new certificate or evidence of the issuance of uncertificated shares to the person entitled thereto, cancel the old certificate(s), and record the transaction on its books.  Any such new certificate shall be registered in such name and shall represent such number of shares of stock as is requested by the holder of the surrendered certificate and shall be substantially identical in form to the surrendered certificate.  Upon receipt or proper instructions from the registered owner of uncertificated shares, such uncertificated shares shall be cancelled, issuance of new equivalent uncertificated shares or certificated shares shall be made to the stockholder entitled thereto, and the transaction shall be recorded on the books of the Corporation.  The Board of Directors may appoint a bank or trust company organized under the laws of the United States or any state thereof to act as its transfer agent or registrar, or both in connection with the transfer of any class or series of securities of the Corporation.”

“Section 3.                                      Lost, Stolen or Destroyed Certificates.  The Corporation may direct a new certificate(s) of like kind to be issued in place of any certificate(s) previously issued by the Corporation alleged to have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming the certificate of stock to be lost, stolen or destroyed; provided, however, that if such shares have ceased to be certificated, a new certificate shall be issued only upon written request to the transfer agent or registrar of the Corporation.  When authorizing such issue of a new certificate(s), the Corporation may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificate(s), or his or her legal representative, to give the Corporation a bond sufficient to indemnify the Corporation against any claim that may be made against the Corporation on account of the loss, theft or destruction of any such certificate or the issuance of such new certificate.”

3.                                       Except as amended hereby, the Bylaws shall continue in effect in accordance with their terms.